Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 23, 2010 (except for Note 14, as to which the date is April 30, 2010) with respect to the consolidated financial statements of NewCardio, Inc. and its wholly owned subsidiary, which appears in the index to this Registration Statement on Form S-1. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

RBSM LLP
Certified Public Accountants
New York, New York
May 3, 2010